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BLUE VALLEY BAN CORP                                          NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128                 CONTACT:    Mark A. Fortino
                                                              Treasurer
                                                              (913) 338-1000

For Immediate Release Monday, July 14, 2003


            BLUE VALLEY BAN CORP REPORTS SECOND QUARTER 2003 EARNINGS

Overland Park, Kansas, July 14, 2003 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.6 million, or fully-diluted earnings per share (EPS) of $0.71, for the second quarter of 2003, compared to net income of $1.2 million, or $0.53 per share for the same period in 2002. Net income for the six months ended June 30, 2003 was $3.4 million or $1.48 per share, compared to $2.3 million or $1.05 for the same period in 2002.

"Consolidation of mortgage lending activities in our new Mortgage Lender Center at 7900 College Boulevard assisted in accommodating the continued strong mortgage origination activity. Continued improvement in our net interest margin also contributed to our second quarter performance" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the second quarter of 2003, net interest income increased 15.8% to $4.4 million compared to $3.8 million for the same period in the prior year, primarily due to growth in earning assets. Noninterest income increased to $6.6 million during this period from $3.9 million in the prior year, an increase of 68.0%. The principal factor driving the increase in noninterest income was Loans Held for Sale Income earned on loans originated and sold by the Company's National and Local Mortgage divisions. The current low interest rate environment has resulted in continued strong demand for residential mortgage loan originations. The Company continues to capitalize on the mortgage resources put into place during 2001 and 2002. Noninterest expense increased 44.5% to $7.9 million compared to $5.4 million in the prior year period. The increase relates primarily to costs associated with the Company's growth and expansion.

For the six-month period ending June 30, 2003, net interest income increased 16.2% to $8.9 million compared to $7.6 million for the same period in 2002, primarily due to growth in earning assets. Noninterest income increased to $12.3 million during this period from $7.5 million in the prior year, an increase of 64.0%. Noninterest expense increased by 40.0% to $14.7 million compared to $10.5 million in the prior year period. The increase relates primarily to costs associated with the Company's growth and expansion.

Total assets, loans and deposits at June 30, 2003 were $628.1 million, $414.8 million and $470.4 million, respectively, compared to $534.8 million, $346.9 million and $431.7 million one year earlier, respectively, increases of 17.44%, 19.6%, and 8.96%, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.


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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               SECOND QUARTER 2003
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)

Three Months Ended June 30                             2003              2002
--------------------------                           --------          --------
Net interest income                                  $  4,392          $  3,792
Provision for loan losses                                 600               470
Non-interest income                                     6,606             3,931
Non-interest expense                                    7,858             5,437
Net income                                              1,627             1,181
Net income per share - Basic                             0.73              0.54
Net income per share - Diluted                           0.71              0.53
Return on average assets                                 1.07%             0.90%
Return on average equity                                17.59%            16.43%

Six Months Ended June 30
------------------------
Net interest income                                  $  8,875          $  7,636
Provision for loan losses                               1,200             1,070
Non-interest income                                    12,305             7,503
Non-interest expense                                   14,670            10,476
Net income                                              3,403             2,342
Net income per share - Basic                             1.53              1.08
Net income per share - Diluted                           1.48              1.05
Return on average assets                                 1.15%             0.91%
Return on average equity                                18.86%            16.06%

At June 30
----------
Assets                                               $628,110          $534,767
Loans                                                 414,829           346,920
Deposits                                              470,374           431,652
Stockholders' Equity                                   38,342            30,891